Exhibit 10.2

CAPITAL CITY ENERGY GROUP, INC.
NON-QUALIFIED STOCK OPTION AWARD AGREEMENT

THIS AWARD AGREEMENT (this “Agreement”) is made as of December 31, 2008 (the “Grant Date”), between Capital City Energy Group, Inc., a Nevada corporation (the “Company”), and Joseph Sites ( the “Participant”).

1. Option Grant.  Effective as of the Grant Date, the Company hereby grants to the Participant an option (the “Option”) to purchase 920,000 shares of the Company’s common stock (the “Common Stock”).  The exercise price of the Option will be $1.80 per share (the “Exercise Price”).  The Option is a non-qualified stock option.  Subject to the vesting and termination of service provisions in Section 2, the Option will expire and cease to be exercisable on the fifth anniversary of the Grant Date.

2. Vesting.  Provided that the Participant remains employed by the Company or any of its Subsidiaries or Affiliates as of on the relevant date, the Option shall vest and become exercisable as follows:

Date	Percent of Option Vested and Exercisable
After the first anniversary of the Grant Date, and on or prior to the second anniversary of the Grant Date:	33.33% (306,667 shares)
After the second anniversary of the Grant Date, and on or prior to the third anniversary of the Grant Date:	66.67% (613,364 shares)
After the third anniversary of the Grant Date, and on or prior to the fourth anniversary of the Grant Date:	100% (920,000 shares)

3. Exercise of Option; Payment.  Upon a termination of the Participant’s employment or other service with the Company and all of its Subsidiaries and Affiliates for any reason, the Participant shall forfeit any portion of the Option which has not vested and the Participant, or, in the event of the Participant’s death or Disability, the Participant’s heirs or other legal representatives, as applicable, shall have until the earlier of (i) ninety (90) days following the date of such termination or (ii) the expiration of the Option, to exercise any vested portion of the Option.  Subject to vesting and other restrictions provided for hereunder, the Option may be exercised, and payment in full of the aggregate Exercise Price made, by a Participant (or, if applicable, by the Participant’s heirs or other legal representative) only by written notice (in the form prescribed by the Company) to the Company specifying the number of shares to be purchased.  The aggregate Exercise Price shall be paid in full upon the exercise of the Option.  Payment must be made by (i) cash or a certified or bank cashier’s check; (ii) shares of previously owned Common Stock having an aggregate Fair Market Value on the date of exercise equal to the aggregate Exercise Price; (iii) through the withholding by the Company from the Common Stock otherwise to be received, with such withheld Common Stock having an aggregate Fair Market Value on the date of exercise equal to the aggregate Exercise Price; or (iv) by any combination of such methods of payment.

4. Restrictions on Transfer.  The Option granted hereunder are not transferable by the Participant.  The Participant acknowledges and agrees that the Option may not be sold, transferred, gifted, donated, pledged, hypothecated, disposed of or assigned by the Participant.

5. Securities Laws Restrictions.  The Participant represents that the Option and the Common Stock issued upon exercise of the Option (the “Option Shares”) are for the Participant’s own account and not on behalf of others. The Participant understands and acknowledges that federal, state and foreign securities laws govern and restrict the Participant’s right to offer, sell or otherwise dispose of the Options and the Option Shares unless the Participant’s offer, sale or other disposition thereof is registered under the Securities Act and federal, state and foreign securities laws or, in the opinion of the Company’s counsel, such offer, sale or other disposition is exempt from registration thereunder. The Participant agrees that the Participant will not offer, sell or otherwise dispose of the Options or the Option Shares in any manner which would: (i) require the Company to file any registration statement (or similar filing under applicable securities law) with the Securities and Exchange Commission or to amend or supplement any such filing or (ii) violate or cause the Company to violate the Securities Act, the rules and regulations promulgated thereunder or any other applicable securities law.  The Participant further understands that the certificates for any Option Shares will bear such legends as the Company deems necessary or desirable in connection with the Securities Act or other rules, regulations or laws.

6. Participant’s Representations.  The Participant hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by the Participant does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Participant is a party or by which the Participant is bound and (ii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Participant, enforceable in accordance with its terms. The Participant hereby acknowledges and represents that the Participant has consulted with (or has had an opportunity to consult with) independent legal counsel regarding the Participant’s rights and obligations under this Agreement and that the Participant fully understands the terms and conditions contained herein and therein.  The Participant further acknowledges that neither the Company nor any other party will have any duty or obligation to disclose to the Participant, and the Participant will have no right to be advised of, any material information regarding the Company or any of its Subsidiaries or Affiliates at any time prior to, upon or in connection with the repurchase of any Option Shares upon the termination of the Participant’s employment or other service with the Company (and all of its Subsidiaries and Affiliates).

7. Rights of Participants.  Nothing in this Agreement shall interfere with or limit in any way the right of the Company or any of its Subsidiaries or Affiliates to terminate the Participant’s employment or other service at any time (with or without cause), nor confer upon the Participant any right to continue in the employ of the Company or any of its Subsidiaries or Affiliates for any period of time or to continue the Participant’s present (or any other) rate of compensation. Nothing in this Agreement shall provide for any adjustment to the number of Options granted hereunder upon the occurrence of subsequent events except.

8. Subdivision or Combination of Common Stock.  If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding Common Stock into a greater number of shares, the number of shares of Common Stock for which this Option is exercisable shall immediately be proportionately increased (and the Exercise Price proportionately decreased), and if the Company at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding Common Stock into a smaller number of shares, the number of shares of Common Stock for which this Option is exercisable shall immediately be proportionately decreased (and the Exercise Price proportionately increased).

9. Withholding of Taxes.  The Company shall be entitled, if necessary or desirable, to withhold from any amounts due and payable by the Company or its Subsidiaries or Affiliates to the Participant (or secure payment from the Participant in lieu of withholding) the amount of any withholding or other tax due with respect to the Option (including the Option Shares), and the Company may defer the grant of the Option or the issuance of Common Stock thereunder unless indemnified by the Participant to its satisfaction.

10. Notices.  Any notice required or permitted under this Agreement shall be in writing and shall be either delivered by reputable overnight courier, personally delivered, or mailed by first class mail, return receipt requested, to the Participant at the address indicated in the Company’s records for such Participant, and to the Company at the address below indicated:

Notices to the Company:

Capital City Energy Group, Inc.
8351 North High Street, Suite 101
Columbus, OH 43235
Attention:  Chief Executive Officer

With a copy to:

Kelley Drye & Warren, LLP
333 West Wacker Drive, Suite 2600
Chicago, IL 60601
Attention:  Timothy  R. Lavender, Esq.

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.  Any notice under this Agreement shall be deemed to have been given when so delivered or mailed.

11. General Provisions.

(a) Transfers in Violation of Agreement.  Any transfer or attempted transfer of the Option or the Option Shares in violation of any provision of this Agreement or the Securities Holders Agreement shall be null and void and of no force and effect, and the purported transferee shall have no rights or privileges in or with respect to the Company.

(b) Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(c) Remedies.  Each of the Company and the Participant will be entitled to enforce its rights under this Agreement specifically to recover damages and costs (including reasonable attorneys’ fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. Each of the Participant and the Company acknowledges and agrees that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

(d) Complete Agreement.  This Agreement and the other documents expressly referred to herein and therein, including the Securities Holders Agreement, embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements and representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(e) Counterparts.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(f) Successors and Assigns.  Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of, and be enforceable by, the Participant and the Company and their respective successors and assigns (including subsequent holders of the Option or the Option Shares); provided, that the rights and obligations of the Participant under this Agreement shall not be assignable except in connection with a permitted transfer of the Option or the Option Shares in accordance with this Agreement.

(g) Choice of Law.  This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Nevada (without reference to any choice of law rules that would require the application of the laws of any other jurisdiction).  Each of the Company and the Participant waives the necessity for personal service of any and all process upon it and consents that all such service of process may be made by registered or certified mail (return receipt requested), in each case directed to such party in accordance with the notice requirements set forth in this Agreement, and service so made will be deemed to be completed on the date of actual receipt. Each of the Company and the Participant consents to service of process as aforesaid.  Nothing in this Agreement will prohibit personal service in lieu of the service by mail contemplated herein.

(h) Amendment and Waiver.  The provisions of this Agreement may be amended by the Company at any time; provided, that the Company may not change any term of this Agreement in a manner which would have a material adverse effect on the Participant without the Participant’s approval, unless such amendment is required by applicable law or rule. Notwithstanding the foregoing, to the extent any amendment to the Securities Holders Agreement affects the terms of this Agreement, the Participant and any Permitted Transferee shall be deemed to have consented to such amendment.

12. Business Days.  If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in the state in which the Company’s principal office is located, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

CAPITAL CITY ENERGY GROUP, INC.

By: /s/ Timothy W. Crawford
Name: Timothy W. Crawford
Title: Chief Executive Officer

PARTICIPANT

/s/ Joseph Sites
Joseph Sites, an individual